102 South Main Street

Greenville, SC 29601

864.421.1068

Date:	October 19, 2006

Release Time:	Immediate

THE SOUTH FINANCIAL GROUP REPORTS THIRD QUARTER 2006 EARNINGS

GREENVILLE, SC – The South Financial Group, Inc. (Nasdaq/NM: TSFG) today reported third quarter 2006 net income of $32.2 million, or $0.43 per diluted share, compared with net income of $29.3 million, or $0.39 per diluted share, for the second quarter of 2006, and $21.1 million, or $0.28 per diluted share, for the third quarter of 2005.

Operating earnings for third quarter 2006 totaled $30.4 million, or $0.40 per diluted share. This compares with $29.3 million, or $0.39 per diluted share, for second quarter 2006 and $34.1 million, or $0.45 per diluted share, for third quarter 2005. A reconciliation of net income to operating earnings is provided in the financial highlights.

“In the third quarter, we continued to strengthen our balance sheet in an effort to improve our future profitability and prospects for consistent earnings growth,” said Mack I. Whittle, Jr., Chairman, President and Chief Executive Officer of The South Financial Group. “However, the current environment remains difficult as higher short-term rates, tightening spreads between short-term and long-term interest rates, and a recent shift in customer preference from low-cost deposits to higher-cost deposits have caused our net interest income and total revenue to decline. During this challenging period, we’ve reduced our exposure to lower-yielding securities and higher-cost wholesale borrowings. We’re improving our level and mix of customer deposits. Also, we continue to improve our capital levels and asset quality measures, most notably lower net loan charge-offs and improvements in nonperforming assets. In sum, I’m proud of the significant progress we’ve made in each of these areas over a relatively short period, even though there’s more work to do.”

“Despite our continued progress on the balance sheet, it continues to be a tough environment to accelerate revenue growth and improve our operating leverage. While we started the quarter with a lower earning asset base, due largely to the indirect auto loan sale in the second quarter, the net interest income impact from this sale was minimal. Our net interest income declined, principally from higher funding costs, which more than offset our modest growth in new and existing loans. Last quarter, an increase in customer payments and pay-offs had a negative impact on our loan growth. This quarter, we saw those levels return to normal; however the pace of our new loan production and additional funding on existing loans slowed. While we cannot control changes in customer preferences, I remain confident in our ability to improve our core deposit level and grow high quality loans. Both our Florida and North Carolina markets each grew loans in the third quarter at or near double-digit rates, and our loan pipelines remain very strong.”

Net income for the first nine months of 2006 totaled $89.3 million, or $1.18 per diluted share, compared with $86.2 million, or $1.16 per diluted share, for the same period of 2005. Operating earnings for the first nine months of 2006 totaled $87.5 million, or $1.16 per diluted share, compared with $99.3 million, or $1.34 per diluted share, for the same period of 2005.

Revenue

Total revenue, defined as net interest income plus noninterest income, was $136.6 million in third quarter 2006, compared with $135.1 million in second quarter 2006. Total revenue for third quarter 2006 included a $2.5 million non-operating gain (pre-tax) on the sale of a branch location.

Operating revenue, defined as tax-equivalent net interest income plus operating noninterest income, decreased $958,000 to $135.8 million from $136.7 million for the second quarter 2006. Third quarter 2006 tax-equivalent net interest income totaled $100.4 million, a decrease of $4.5 million from $104.9 million in second quarter 2006, principally from net interest margin compression due to higher funding costs. This decrease in tax-equivalent net interest income was partially offset by a $3.5 million increase in operating noninterest income.

Third quarter average earning assets declined $338.1 million from the second quarter 2006 levels as a result of the sale of approximately $360 million of indirect auto loans with low returns, which occurred late in the second quarter, and continued reduction of investment securities. Excluding indirect auto loans, average loans increased $10.4 million, or 0.5% linked-quarter annualized. Average commercial and industrial and small business loans grew 5.8% linked-quarter annualized, while commercial real estate and construction loans declined 1.0% linked-quarter annualized. TSFG’s earning asset mix continues to improve, contributing to a higher earning asset yield and a higher percentage of customer-derived net interest income. Average loans as a percentage of average earning assets increased to 76.0% for third quarter 2006 from 75.5% for second quarter 2006 and 67.9% for third quarter 2005. By not reinvesting maturing investments and principal paydowns, average securities declined $98.9 million, or 12.7% linked-quarter annualized.

Average customer deposits (which exclude brokered deposits) as a percentage of average total funding increased to 63.1% for third quarter 2006, up from 60.7% for second quarter 2006 and 56.9% for third quarter 2005. Third quarter 2006 average customer deposits increased $33.3 million, or 1.7% linked-quarter annualized. TSFG experienced stronger growth in its average core deposits, defined as customer deposits excluding time deposits. Third quarter 2006 average core deposits increased $54.6 million, or 4.3% linked-quarter annualized. Through the growth of average core deposits and the decline in average time deposits (primarily in the jumbo time deposit category), average core deposits increased to 66.1% of total average customer deposits in third quarter 2006 from 65.7% in second quarter 2006. However, within average core deposits, TSFG had an unfavorable shift into higher-cost core deposits, consistent with industry trends. Third quarter 2006 average noninterest-bearing deposits and average interest checking deposits decreased $55.1 million and $54.0 million, respectively. Average money market deposits increased $155.9 million. Third quarter 2006 average wholesale borrowings decreased $450.1 million, or 35.9% linked-quarter annualized, primarily from using the proceeds from the indirect auto loan sale and investment security maturities/paydowns to reduce wholesale borrowings.

Despite a favorable net interest margin impact from the improvement in earning asset mix, the tax-equivalent net interest margin for third quarter 2006 declined 9 basis points to 3.18% from 3.27% for second quarter 2006. The net interest margin declined due to a 32 basis point increase in total funding costs compared with a 19 basis point increase in earning asset yields. The higher funding costs resulted from an on-going change in customer preference for higher-cost deposit categories and higher wholesale borrowing costs. Within total funding, the total cost of customer deposits increased 36 basis points while wholesale borrowing costs (including brokered deposits) increased 38 basis points. Within earning assets, the loan yield increased 26 basis points while the investment security yield decreased 3 basis points from the prior quarter.

Operating noninterest income increased $3.5 million to $35.4 million for third quarter 2006 from $31.9 million for second quarter 2006. Contributing to the increase in operating noninterest income was a $3.9 million gain on derivative valuations as part of TSFG’s hedging activities and an increase in merchant processing income. Customer fee income, mortgage banking income, and wealth management income declined from second quarter. Within these categories, benefits administration fees, customer service fee income, insurance income, and treasury services income showed improvements over the prior quarter.

Operating Efficiency and Noninterest Expenses

The efficiency ratio totaled 61.2% for third quarter 2006 versus 61.5% for the second quarter of 2006. The cash operating efficiency ratio was 60.0%, up from 59.1% for second quarter 2006 and 55.6% for third quarter 2005. For the quarter, operating revenue decreased 2.8% linked-quarter annualized while cash operating noninterest expense increased 2.8% linked-quarter annualized. Primary factors that contributed to the increase in TSFG’s efficiency ratio over the last year include lower net interest income due to declining spreads from investment securities, investments in fee-based businesses with higher efficiency ratios but which use less capital, and higher overall operating expenses.

Noninterest expenses for third quarter 2006 totaled $83.6 million, compared with $83.1 million for the second quarter 2006. Cash operating noninterest expenses (which exclude intangible amortization and non-operating items) totaled $81.4 million for third quarter 2006, up $573,000 from $80.9 million for second quarter 2006.

Compared to second quarter 2006, personnel expense increased $1.3 million, primarily due to higher employee benefit costs and lower FAS 91 salary deferrals resulting from lower loan originations, partially offset by lower incentive compensation accruals. In addition, professional fees decreased $948,000 as internal audit functions, which were formerly out-sourced, were brought in-house. Overall, the remaining expense categories were basically in line with the prior quarter’s level.

Provision for Credit Losses

The provision for credit losses for third quarter 2006 totaled $6.6 million, down $934,000 from the second quarter of 2006 and $2.3 million from the third quarter of 2005. The decline in the provision for credit losses resulted from continued improvement in net loan charge-offs and slower loan growth.

Net loan charge-offs in third quarter 2006 were $6.5 million, the same as second quarter 2006 and an improvement from $7.0 million in third quarter 2005. Annualized third quarter 2006 net loan charge-offs remained at 0.27% of average loans held for investment, TSFG’s best level since 2000, consistent with the previous quarter and down from 0.31% in third quarter 2005.

Nonperforming assets declined by $11.7 million from June 30, 2006 to $36.2 million at September 30, 2006, an improvement of 24.4%. As a percent of loans held for investment and foreclosed property, nonperforming assets improved to 0.38% at September 30, 2006 from 0.51% last quarter-end and 0.49% a year earlier.

The allowance for credit losses totaled $110.3 million, or 1.16% of loans held for investment, at September 30, 2006, compared with $110.3 million, or 1.17% at June 30, 2006 and $107.4 million, or 1.16% at September 30, 2005. Third quarter 2006 allowance coverage of nonperforming loans totaled 3.48 times, compared with 2.88 times a quarter earlier and 3.15 times a year earlier.

Capital

Tangible shareholders’ equity at September 30, 2006 totaled $862.8 million, or $11.48 per share, an increase from $795.3 million, or $10.60 per share at June 30, 2006. Tangible equity per share increased 8.3% linked-quarter (not annualized) during this period, as a result of a decrease in the after-tax unrealized loss on available for sale securities and higher earnings, which offset the quarterly dividend.

TSFG’s tangible equity to tangible assets ratio at September 30, 2006 was 6.46%, an improvement from 5.94% at June 30, 2006. In addition to the lower unrealized loss on available for sale securities and higher earnings, the tangible equity to tangible assets ratio benefited from the second quarter sale of indirect auto loans. At September 30, 2006, TSFG’s unrealized loss on available for sale securities (net of income tax) totaled $48.6 million, a decrease from $84.7 million at June 30, 2006. Excluding the impact of the unrealized loss on available for sale securities, TSFG’s tangible equity to tangible assets ratio improved to 6.78% at September 30, 2006 from 6.51% at June 30, 2006.

Conference Call / Webcast Information

The South Financial Group will host a conference call on Friday, October 20th at 10:00 a.m. (ET) to discuss third quarter 2006 results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on October 19, 2006 or visit the Investor Relations section of its website under the financial information button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-866-501-8773 or 1-203-369-1853.

Webcast: To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 3rd Quarter Earnings Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until November 3, 2006.

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At September 30, 2006, it had approximately $14.0 billion in total assets and 165 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast and concentrates its growth in metropolitan statistical areas. TSFG operates through two subsidiary banks: Carolina First Bank, operating in North Carolina, South Carolina, and on the Internet under the brand name, Bank CaroLine; and Mercantile Bank, operating in Florida. At September 30, 2006, approximately 47% of TSFG’s total customer deposits were in South Carolina, 39% were in Florida, and 14% were in North Carolina. The South Financial Group’s common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group’s website: www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income, operating earnings (which exclude gains or losses on certain items deemed not to reflect core operations), as well as certain measures excluding or including the net cash settlement of certain interest rate swaps. In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a “cash operating basis.” TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes operating earnings in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, customer deposit growth, expected financial results for acquisitions, factors that will affect credit quality and the net interest margin, the effectiveness of its hedging strategies, the risks and effects of changes in interest rates, effects of future economic conditions, performance following TSFG’s balance sheet repositioning, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

Mary M. Gentry, SVP – Investor Relations (864) 421-1068

Timothy K. Schools, Chief Financial Officer (864) 255-8980

***END***

PAGE 1, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 9/30/06 vs.
	9/30/06	6/30/06	9/30/05	(Annualized) 6/30/06	9/30/05
TOTAL REVENUE (1)
GAAP	$136,595	$135,142	$120,017	4.3%	13.8
Operating (2)	135,788	136,746	138,636	(2.8)	(2.1)

EARNINGS
GAAP earnings	$32,165	$29,343	$21,090	38.2	52.5
Operating earnings	30,434	29,261	34,113	15.9	(10.8)
Cash operating earnings	31,961	30,714	35,749	16.1	(10.6)

DILUTED SHARE DATA
Average common shares outstanding	75,590,748	75,504,683	75,414,866	0.5%	0.2%
GAAP earnings	$0.43	$0.39	$0.28	40.7	53.6
Operating earnings	0.40	0.39	0.45	10.2	(11.1)
Cash operating earnings	0.42	0.41	0.47	9.7	(10.6)

PERFORMANCE RATIOS (Annualized)
RETURN ON AVERAGE ASSETS:
GAAP earnings	0.91%	0.82%	0.56%
Operating earnings	0.86	0.82	0.91
Cash operating earnings on average tangible assets	0.95	0.90	1.00

RETURN ON AVERAGE EQUITY:
GAAP earnings	8.48	7.95	5.55
Operating earnings	8.03	7.93	8.97
Cash operating earnings on average tangible equity	15.54	15.61	17.38

NET INTEREST MARGIN:
Tax equivalent	3.18	3.27	3.10
Including net cash settlement of certain interest rate swaps (3)	3.18	3.27	3.17

NONINTEREST INCOME AS A % TOTAL REVENUE (4):
GAAP	27.76	23.69	13.69
Operating (2)	26.08	23.32	24.13
Operating, excluding net cash settlement
of certain interest rate swaps (5)	26.08	23.32	22.41

EFFICIENCY RATIOS (6):
GAAP	61.22	61.46	67.52
Operating (2)	61.59	60.74	57.31
Cash operating (2)	59.96	59.12	55.62

CREDIT
Net charge-offs as a % of average loans
held for investment (annualized)	0.27	0.27	0.31

(1)	The sum of net interest income and noninterest income.
(2)	Total revenue, noninterest income as a % of total revenue, and the efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.
(3)	Calculated as tax-equivalent net interest income plus net cash settlement on certain interest rate swaps divided by average earning assets, annualized.
(4)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(5)	Calculated as operating noninterest income excluding the net cash settlement of certain interest rate swaps divided by operating revenues.
(6)	Calculated as noninterest expenses divided by the sum of net interest income and noninterest income.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Nine Months Ended
	9/30/06	9/30/05	% Change
TOTAL REVENUE (1)
GAAP	$403,969	$384,293	5.1%
Operating (2)	405,892	399,475	1.6

EARNINGS
GAAP earnings	$89,315	$86,218	3.6%
Operating earnings	87,452	99,293	(11.9)
Cash operating earnings	91,876	103,584	(11.3)

DILUTED SHARE DATA
Average common shares outstanding	75,479,752	74,294,427	1.6%
GAAP earnings	$1.18	$1.16	1.7
Operating earnings	1.16	1.34	(13.4)
Cash operating earnings	1.22	1.39	(12.2)

PERFORMANCE RATIOS (Annualized)
RETURN ON AVERAGE ASSETS:
GAAP earnings	0.84%	0.78%
Operating earnings	0.82	0.90
Cash operating earnings on average tangible assets	0.91	0.98

RETURN ON AVERAGE EQUITY:
GAAP earnings	8.00	7.94
Operating earnings	7.84	9.15
Cash operating earnings on average tangible equity	15.32	17.35

NET INTEREST MARGIN:
Tax equivalent	3.25	3.11
Including net cash settlement of certain interest rate swaps (3)	3.25	3.21

NONINTEREST INCOME AS A % OF TOTAL REVENUE (4):
GAAP	24.57	20.86
Operating (2)	23.64	22.79
Operating, excluding net cash settlement of certain interest rate swaps (5)	23.64	20.12

EFFICIENCY RATIOS (6):
GAAP	61.02	59.09
Operating (2)	60.59	54.99
Cash operating (2)	58.96	53.41

CREDIT
Net charge-offs as a % of average loans held for investment (annualized)	0.28	0.35

(1)	The sum of net interest income and noninterest income.
(2)	Total revenue, noninterest income as a % of total revenue, and the efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.
(3)	Calculated as tax-equivalent net interest income plus net cash settlement on certain interest rate swaps divided by average earning assets, annualized.
(4)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(5)	Calculated as operating noninterest income excluding the net cash settlement of certain interest rate swaps divided by operating revenues.
(6)	Calculated as noninterest expenses divided by the sum of net interest income and noninterest income.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 9/30/06 vs.
	9/30/06	6/30/06	9/30/05	(Annualized) 6/30/06	9/30/05
INCOME STATEMENT
Interest income (tax-equivalent)	$220,282	$217,440	$196,336	5.2%	12.2%
Interest expense	119,908	112,590	91,146	25.8	31.6

Net interest income (tax-equivalent)	100,374	104,850	105,190	(16.9)	(4.6)
Less: tax-equivalent adjustment	1,691	1,728	1,601	(8.5)	5.6

Net interest income	98,683	103,122	103,589	(17.1)	(4.7)
Provision for credit losses	6,553	7,487	8,853	(49.5)	(26.0)

Net interest income after provision for credit losses	92,130	95,635	94,736	(14.5)	(2.8)

NONINTEREST INCOME:
Customer fee income	14,629	14,761	15,112	(3.5)	(3.2)
Wealth management income	6,798	7,482	6,150	(36.3)	10.5
Mortgage banking income	1,969	2,078	2,087	(20.8)	(5.7)
Bank-owned life insurance	2,916	2,969	2,835	(7.1)	2.9
Merchant processing income	3,449	3,318	2,864	15.7	20.4
Gain (loss) on trading and certain derivative
activities (1)	3,924	(245)	403	n/m	n/m
Net cash settlement of certain interest rate swaps (2)	--	--	2,377	--	(100.0)
Loss on indirect auto loans (3)	(667)	(985)	--	128.1	n/m
Other	2,396	2,518	1,618	(19.2)	48.1

Operating noninterest income (noninterest income,
excluding non-operating items)	35,414	31,896	33,446	43.8	5.9

Change in fair value of interest rate swaps (2)	--	--	(16,240)	n/m	n/m
Loss on sale of available for sale securities	--	(150)	(1,032)	n/m	n/m
Gain on equity investments	--	3,751	254	n/m	n/m
Gain on disposition of assets and liabilities	2,498	--	--	n/m	n/m
Loss on sale of indirect auto loans previously HFI (3)	--	(3,477)	--	n/m	n/m

Non-operating noninterest income	2,498	124	(17,018)	n/m	n/m

Total noninterest income	37,912	32,020	16,428	73.0	130.8

NONINTEREST EXPENSES:
Personnel expense	43,574	42,308	39,879	11.9	9.3
Occupancy	7,949	7,684	7,387	13.7	7.6
Furniture and equipment	6,217	6,468	5,779	(15.4)	7.6
Professional services	4,549	5,497	6,125	(68.4)	(25.7)
Advertising and business development	2,264	2,187	2,131	14.0	6.2
Merchant processing expense	2,830	2,678	2,327	22.5	21.6
Telecommunications	1,407	1,421	1,533	(3.9)	(8.2)
Amortization of intangibles	2,204	2,208	2,337	(0.7)	(5.7)
Other	12,634	12,608	11,950	0.8	5.7

Operating noninterest expenses (noninterest
expenses, excluding non-operating items)	83,628	83,059	79,448	2.7	5.3

Employment contract buyouts	--	--	144	n/m	n/m
Merger-related costs	--	--	981	n/m	n/m
Impairment from write-down of assets	--	--	--	n/m	n/m
Loss on early extinguishment of debt	--	--	462	n/m	n/m

Non-operating noninterest expenses	--	--	1,587	n/m	n/m

Total noninterest expenses	83,628	83,059	81,035	2.7	3.2

Income before income taxes	46,414	44,596	30,129	16.2	54.1
Income tax expense	14,249	15,253	9,039	(26.1)	57.6

Net income	$32,165	$29,343	$21,090	38.2%	52.5%

SHARE DATA:
Net income per common share, basic	$0.43	$0.39	$0.28	40.7%	53.6%
Net income per common share, diluted	0.43	0.39	0.28	40.7	53.6
Cash dividends declared per common share	0.17	0.17	0.16	--	6.3
Average common shares outstanding, basic	75,003,605	74,864,648	74,272,867	0.7	1.0
Average common shares outstanding, diluted	75,590,748	75,504,683	75,414,866	0.5	0.2

(1)	Includes any ineffectiveness on derivatives qualifying for hedge accounting and the fair value adjustments and net cash settlements on all derivatives not qualifying for hedge accounting.
(2)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005.
(3)	In June 2006, TSFG sold approximately $360 million of indirect loans originated from August 2005 through the end of May 2006 and classified the loss on sale of these loans previously held for investment as a non-operating item. TSFG classified its June and July production of indirect auto loans as held for sale and reported the loss from the lower of cost or market adjustment as an operating item. As of July 31, 2006, TSFG transferred these loans, originally classified as held for sale, to held for investment.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Nine Months Ended
	9/30/06	9/30/05	% Change
INCOME STATEMENT
Interest income (tax-equivalent)	$644,890	$554,209	16.4%
Interest expense	334,953	245,762	36.3

Net interest income (tax-equivalent)	309,937	308,447	0.5
Less: tax-equivalent adjustment	5,220	4,324	20.7

Net interest income	304,717	304,123	0.2
Provision for credit losses	23,951	29,759	(19.5)

Net interest income after provision for credit losses	280,766	274,364	2.3

NONINTEREST INCOME:
Customer fee income	43,608	38,786	12.4
Wealth management income	21,404	15,118	41.6
Mortgage banking income	5,931	5,714	3.8
Bank-owned life insurance	8,704	8,355	4.2
Merchant processing income	9,453	7,615	24.1
Gain on trading and certain derivative activities (1)	2,554	275	n/m
Net cash settlement of certain interest rate swaps (2)	--	10,648	(100.0)
Loss on indirect auto loans (3)	(1,652)	--	n/m
Other	5,953	4,517	31.8

Operating noninterest income
(noninterest income, excluding non-operating items)	95,955	91,028	5.4

Change in fair value of interest rate swaps (2)	--	(11,172)	n/m
Loss on sale of available for sale securities	(333)	(2,301)	n/m
Gain on equity investments	4,609	2,615	n/m
Gain on disposition of assets and liabilities	2,498	--	n/m
Loss on sale of indirect auto loans previously HFI (3)	(3,477)	--	n/m

Non-operating noninterest income	3,297	(10,858)	n/m

Total noninterest income	99,252	80,170	23.8

NONINTEREST EXPENSES:
Personnel expense	126,367	109,198	15.7
Occupancy	22,946	20,309	13.0
Furniture and equipment	18,637	17,335	7.5
Professional services	15,825	15,696	0.8
Advertising and business development	6,957	6,350	9.6
Merchant processing expense	7,673	6,170	24.4
Telecommunications	4,246	4,243	0.1
Amortization of intangibles	6,619	6,283	5.3
Other	36,653	34,072	7.6

Operating noninterest expenses
(noninterest expenses, excluding non-operating items)	245,923	219,656	12.0

Employment contract buyouts	598	329	n/m
Merger-related costs	--	3,480	n/m
Impairment from write-down of assets	--	917	n/m
Charitable contribution to foundation	--	683	n/m
Loss on early extinguishment of debt	--	2,015	n/m

Non-operating noninterest expenses	598	7,424	n/m

Total noninterest expenses	246,521	227,080	8.6

Income before income taxes and discontinued operations	133,497	127,454	4.7
Income tax expense	44,182	40,840	8.2
Discontinued operations, net of income tax	--	(396)	n/m

Net income	$89,315	$86,218	3.6%

SHARE DATA:
Net income per common share, basic	$1.19	$1.18	0.8%
Net income per common share, diluted	1.18	1.16	1.7
Cash dividends declared per common share	0.51	0.48	6.3
Average common shares outstanding, basic	74,852,315	72,921,265	2.6
Average common shares outstanding, diluted	75,479,752	74,294,427	1.6

(1)	Includes any ineffectiveness on derivatives qualifying for hedge accounting and the fair value adjustments and net cash settlements on all derivatives not qualifying for hedge accounting.
(2)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005.
(3)	In June 2006, TSFG sold approximately $360 million of indirect auto loans originated from August 2005 through the end of May 2006 and classified the loss on sale of these loans previously held for investment as a non-operating item. TSFG classified its June and July production of indirect auto loans as held for sale and reported the loss from the lower of cost or market adjustment as an operating item. As of July 31, 2006, TSFG transferred these loans, originally classified as held for sale, to held for investment.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 5, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 9/30/06 vs.
	9/30/06	6/30/06	9/30/05	(Annualized) 6/30/06	9/30/05
BALANCE SHEET DATA (Period End)
Total assets	$14,047,702	$14,077,083	$14,947,209	(0.8)%	(6.0)%
Intangible assets	(687,403)	(689,690)	(692,796)	(1.3)	(0.8)

Tangible assets	13,360,299	13,387,393	14,254,413	(0.8)	(6.3)

Loans held for sale	36,155	78,763	59,135	(214.6)	(38.9)
Loans held for investment	9,513,833	9,439,445	9,293,031	3.1	2.4
Allowance for loan losses	(109,401)	(108,995)	(106,224)	1.5	3.0

Net loans held for investment	9,404,432	9,330,450	9,186,807	3.1	2.4

Securities	2,873,173	2,914,799	4,033,597	(5.7)	(28.8)
Total earning assets	12,513,109	12,590,938	13,487,762	(2.5)	(7.2)

Noninterest-bearing deposits	1,368,713	1,579,852	1,508,370	(53.0)	(9.3)
Core deposits (1)	5,173,199	5,202,623	5,321,292	(2.2)	(2.8)
Customer deposits (2)	7,808,448	7,835,043	7,770,216	(1.3)	0.5
Total deposits	9,181,952	9,240,319	9,126,019	(2.5)	0.6
Wholesale borrowings (3)	4,469,840	4,510,638	5,487,834	(3.6)	(18.6)
Total funding	12,278,288	12,345,681	13,258,050	(2.2)	(7.4)

Shareholders' equity	1,550,232	1,484,989	1,504,447	17.4	3.0
Intangible assets	(687,403)	(689,690)	(692,796)	(1.3)	(0.8)

Tangible equity	862,829	795,299	811,651	33.7	6.3

Loans/total earning assets	76.3%	75.6%	69.3%
Securities/total assets	20.5	20.7	27.0
Customer deposits/total funding (2)	63.6	63.5	58.6
Wholesale borrowings/total assets (3)	31.8	32.0	36.7
Loans/customer deposits (2)	122.3	121.5	120.4

(1)	Core deposits include noninterest-bearing, interest-bearing checking, money market accounts, and savings accounts.
(2)	Customer deposits include total deposits less brokered deposits.
(3)	Wholesale borrowings include borrowings and brokered deposits.
Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 6, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 9/30/06 vs.
	9/30/06	6/30/06	9/30/05	(Annualized) 6/30/06	9/30/05
BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$13,973,708	$14,344,435	$14,945,151	(10.3)%	(6.5)%
Intangible assets	(688,493)	(690,375)	(691,881)	(1.1)	(0.5)

Tangible assets	13,285,215	13,654,060	14,253,270	(10.7)	(6.8)

Loans	9,523,286	9,711,641	9,138,137	(7.7)	4.2
Loans, excluding indirect auto loans	8,888,892	8,878,531	8,262,484	0.5	7.6
Securities (4)	2,993,443	3,092,328	4,290,472	(12.7)	(30.2)
Total earning assets	12,530,208	12,868,288	13,462,755	(10.4)	(6.9)

Noninterest-bearing deposits	1,481,025	1,536,140	1,446,396	(14.2)	2.4
Core deposits (1)	5,109,433	5,054,809	5,309,505	4.3	(3.8)
Customer deposits (2)	7,729,938	7,696,626	7,564,373	1.7	2.2
Total deposits	9,074,459	9,105,515	8,917,737	(1.4)	1.8
Wholesale borrowings (3)	4,525,442	4,975,576	5,725,658	(35.9)	(21.0)
Total funding	12,255,380	12,672,202	13,290,031	(13.0)	(7.8)

Shareholders' equity	1,504,517	1,479,646	1,508,140	6.7	(0.2)
Intangible assets	(688,493)	(690,375)	(691,881)	(1.1)	(0.5)

Tangible equity	816,024	789,271	816,259	13.4	--

Loans/total earning assets	76.0%	75.5%	67.9%
Securities/total assets (4)	21.4	21.6	28.7
Customer deposits/total funding (2)	63.1	60.7	56.9
Wholesale borrowings/total assets (3)	32.4	34.7	38.3
Loans/customer deposits (2)	123.2	126.2	120.8

BALANCE SHEET DATA (Averages - Year to Date)
Total assets	$14,227,025	$14,355,783	$14,718,772	(3.6)%	(3.3)%
Intangible assets	(690,033)	(690,816)	(653,250)	(0.4)	5.6

Tangible assets	13,536,992	13,664,967	14,065,522	(3.7)	(3.8)

Loans	9,621,441	9,671,331	8,712,435	(2.0)	10.4
Loans, excluding indirect auto loans	8,826,638	8,794,995	7,867,162	1.4	12.2
Securities (4)	3,090,322	3,139,564	4,537,052	(6.2)	(31.9)
Total earning assets	12,744,836	12,853,927	13,278,459	(3.4)	(4.0)

Noninterest-bearing deposits	1,506,627	1,519,641	1,342,135	(3.4)	12.3
Core deposits (1)	5,048,125	5,016,963	5,152,322	2.5	(2.0)
Customer deposits (2)	7,727,849	7,726,788	7,104,721	0.1	8.8
Total deposits	9,103,280	9,117,931	8,452,470	(0.6)	7.7
Wholesale borrowings (3)	4,813,963	4,960,615	6,016,026	(11.7)	(20.0)
Total funding	12,541,812	12,687,403	13,120,747	(4.6)	(4.4)

Shareholders' equity	1,491,905	1,485,495	1,451,632	1.7	2.8
Intangible assets	(690,033)	(690,816)	(653,250)	(0.4)	5.6

Tangible equity	801,872	794,679	798,382	3.6	0.4

Loans/total earning assets	75.5%	75.2%	65.6%
Securities/total assets (4)	21.7	21.9	30.8
Customer deposits/total funding (2)	61.6	60.9	54.1
Wholesale borrowings/total assets (3)	33.8	34.6	40.9
Loans/customer deposits (2)	124.5	125.2	122.6

(1)	Core deposits include noninterest-bearing, interest-bearing checking, money market accounts, and savings accounts.
(2)	Customer deposits include total deposits less brokered deposits.
(3)	Wholesale borrowings include borrowings and brokered deposits.
(4)	The average balances for investment securities exclude the unrealized loss recorded for available for sale securities.

Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 7, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

							% Change 9/30/06 vs.
	9/30/06		6/30/06		9/30/05		(Annualized) 6/30/06	9/30/05
CREDIT QUALITY
Nonperforming loans (1)	$31,396		$37,782		$33,708			(6.9)%
Foreclosed property (other real estate owned
and personal property repossessions)	4,851		10,187		11,839			(59.0)

Nonperforming assets	$36,247		$47,969		$45,547			(20.4)

Loans held for investment (period-end)	$9,513,833		$9,439,445		$9,293,031
Nonperforming loans as a % of loans held for
investment	0.33%		0.40%		0.36%
Nonperforming assets as a % of loans held for
investment and foreclosed property	0.38		0.51		0.49
Allowance for loan losses	$109,401		$108,995		$106,224
Allowance for credit losses (2)	$110,349		$110,320		$107,381
Allowance for loan losses as a % of loans HFI	1.15%		1.15%		1.14%
Allowance for credit losses as a % of loans HFI (2)	1.16		1.17		1.16
Allowance for loan losses to nonperforming loans	3.48	x	2.88	x	3.15	x
Loans past due 90 days or more (mortgage and
consumer with interest accruing)	3,163		2,849		1,598			97.9
Net loan charge-offs:
Three months ended	6,523		6,532		7,024			(7.1)
Year to date	19,862		13,339		23,037			(13.8)
Average loans held for investment:
Three months ended	9,467,123		9,664,441		9,093,257
Year to date	9,578,862		9,635,658		8,681,649
Net loan charge-offs as a % of average loans
held for investment (annualized):
Three months ended	0.27%		0.27%		0.31%
Year to date	0.28		0.28		0.35

CAPITAL RATIOS
Total risk-based capital	11.74		11.53		10.41
Tier 1 risk-based capital	10.17		9.96		8.86
Leverage ratio	8.62		8.21		7.20
Tangible equity to tangible assets	6.46		5.94		5.69

SHARE DATA
Book value per common share	$20.62		$19.79		$20.17		16.6%	2.2%
Tangible book value per common share	11.48		10.60		10.88		32.9	5.5
Shares outstanding	75,191,563		75,033,866		74,574,907		0.8	0.8

STOCK PERFORMANCE
Market price per share of common stock	$26.03		$26.41		$26.84		(5.7)%	(3.0)%
Indicated annual dividend	0.68		0.68		0.64		--	6.3
Dividend yield	2.61%		2.57%		2.38%
Price/book ratio	1.26	x	1.33	x	1.33	x
Market capitalization	$1,957,236		$1,981,644		$2,001,591		(4.9)	(2.2)

OPERATIONS DATA
Branch offices	165		169		171		(9.4)%	(3.5)%
ATMs	166		169		163		(7.0)	1.8
Employees (full-time equivalent)	2,563		2,581		2,573		(2.8)	(0.4)
Active internet banking customers	119,660		116,499		84,717		10.8	41.2

(1)	At September 30, 2006, June 30, 2006, and September 30, 2005, these credit quality indicators (nonperforming loans and impaired loans) included $661,000, $743,000, and $1.9 million, respectively, in restructured loans.
(2)	Effective December 31, 2005, the reserve for unfunded lending commitments was reclassified from the allowance for loan losses to other liabilities. The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments. The provision for credit losses is the sum of the provision for loan losses and the provision for unfunded lending commitments. Amounts presented for prior periods have been reclassified to conform to the current presentation.

Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 8, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 9/30/06 vs.
	9/30/06	6/30/06	9/30/05	(Annualized) 6/30/06	9/30/05
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME, AS REPORTED (GAAP)	$32,165	$29,343	$21,090	38.2%	52.5%
Add: Income tax expense	14,249	15,253	9,039

Income before income taxes	46,414	44,596	30,129	16.2	54.1
Non-operating items:
Change in fair value of interest rate swaps	--	--	16,240
Loss on sale of available for sale securities	--	150	1,032
Gain on equity investments	--	(3,751)	(254)
Gain on disposition of assets and liabilities	(2,498)	--	--
Loss on sale of indirect auto loans previously HFI	--	3,477	--
Employment contract buyouts	--	--	144
Merger-related costs	--	--	981
Loss on early extinguishment of debt	--	--	462

PRE-TAX OPERATING EARNINGS (income before taxes,
excluding non-operating items)	43,916	44,472	48,734	(5.0)	(9.9)
Related income taxes	13,482	15,211	14,621

OPERATING EARNINGS (net income, excluding
non-operating items)	30,434	29,261	34,113	15.9	(10.8)
Add: Amortization of intangibles, net of income tax	1,527	1,453	1,636

CASH OPERATING EARNINGS (net income, excluding
non-operating items and amortization of intangibles)	$31,961	$30,714	$35,749	16.1	(10.6)

NET INTEREST INCOME, AS REPORTED (GAAP)	$98,683	$103,122	$103,589
Add: Tax-equivalent adjustment	1,691	1,728	1,601
Add: Net cash settlement of certain interest rate
swaps (1)	--	--	2,377

Net interest income (tax equivalent), including net
cash settlement of certain interest rate swaps (1)	$100,374	$104,850	$107,567	(16.9)	(6.7)

OPERATING NONINTEREST INCOME (see page 3)	$35,414	$31,896	$33,446
Less: Net cash settlement of certain interest
rate swaps (1)	--	--	(2,377)

Operating noninterest income, excluding net cash
settlement of certain interest rate swaps (1)	$35,414	$31,896	$31,069	43.8	14.0

(1)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005. TSFG is presenting prior periods to be comparable to these current classifications under hedge accounting. Accordingly, TSFG has presented these non-GAAP measures classifying the net cash settlement for these certain derivatives in net interest income instead of noninterest income.

Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 9, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Nine Months Ended
	9/30/06	9/30/05	% Change
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME, AS REPORTED (GAAP)	$89,315	$86,218	3.6%
Discontinued operations, net of income tax	--	396
Add: Income tax expense	44,182	40,840

Income before income taxes and discontinued operations	133,497	127,454	4.7
Non-operating items:
Change in fair value of interest rate swaps	--	11,172
Loss on sale of available for sale securities	333	2,301
Gain on equity investments	(4,609)	(2,615)
Gain on disposition of assets and liabilities	(2,498)	--
Loss on sale of indirect auto loans previously HFI	3,477	--
Employment contract buyouts	598	329
Merger-related costs	--	3,480
Impairment from write-down of assets	--	917
Charitable contribution to foundation	--	683
Loss on early extinguishment of debt	--	2,015

PRE-TAX OPERATING EARNINGS (income before taxes and
discontinued operations, excluding non-operating items)	130,798	145,736	(10.3)
Related income taxes	43,346	46,443

OPERATING EARNINGS (net income, excluding non-operating items)	87,452	99,293	(11.9)
Add: Amortization of intangibles, net of income tax	4,424	4,291

CASH OPERATING EARNINGS (net income, excluding
non-operating items and amortization of intangibles)	$91,876	$103,584	(11.3)

NET INTEREST INCOME, AS REPORTED (GAAP)	$304,717	$304,123
Add: Tax-equivalent adjustment	5,220	4,324
Add: Net cash settlement of certain interest rate swaps (1)	--	10,648

Net interest income (tax equivalent), including net
cash settlement of certain interest rate swaps (1)	$309,937	$319,095	(2.9)

OPERATING NONINTEREST INCOME (see page 4)	$95,955	$91,028
Less: Net cash settlement of certain interest rate swaps (1)	--	(10,648)

Operating noninterest income, excluding net cash settlement of certain
interest rate swaps (1)	$95,955	$80,380	19.4

(1)	Relates to derivatives originally documented under the short-cut method. All of these derivatives were either terminated or redesignated as hedges under the long-haul method during fourth quarter 2005. TSFG is presenting prior periods to be comparable to these current classifications under hedge accounting. Accordingly, TSFG has presented these non-GAAP measures classifying the net cash settlement for these certain derivatives in net interest income instead of noninterest income.

Supplemental financial information may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.